Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Investors:
Scott Phipps, Director, Investor Relations, (210) 283-2882
Media:
Natalie Silva, Director, Public Relations, (210) 283-2729
TESORO CORPORATION TERMINATES RIGHTS PLAN
SAN ANTONIO — March 7, 2008 — The Board of Directors of Tesoro Corporation (“Tesoro”) (NYSE: TSO) today announced the termination of the Tesoro stockholder rights plan. Originally scheduled to expire on November 20, 2010, the plan was amended to accelerate the expiration date to the close of business yesterday, March 6, 2008. The plan required regular assessment by the Board, and the termination of the plan follows the Board’s review consistent with that provision. Stockholders do not have to take any action as a result of this termination, and do not have to exchange stock certificates.
“Both the implementation and termination of this plan reflect the Board’s commitment to acting in the best interest of our stockholders, and we will continue to act in that regard,” said Bruce A. Smith, Tesoro Chairman, President and Chief Executive Officer.
As previously announced, the rights plan contained a number of stockholder friendly provisions designed to comply with RiskMetrics Group (ISS) policies on rights plans, including a “Qualified Offer” provision. The Board has reserved the right to take any action in the future that it determines in the exercise of its fiduciary duties to be necessary or advisable, which could include the adoption of a new stockholder rights plan.
About Tesoro Corporation
Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes over 900 branded retail stations, of which more than 445 are company owned under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.